Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:
Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	July 29, 2013

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended June 30, 2013, the fourth fiscal quarter of the Company’s fiscal year ending June 30, 2013.

Revenue for the quarter increased 3.2% to $162.6 million in the 2013 quarter from $157.5 million in the 2012 quarter.  Freight revenue, which excludes fuel surcharges, increased 5.7% to $131.4 million in the 2013 quarter from $124.3 million in the 2012 quarter.  Net income decreased 20.0% to $7.2 million in the 2013 quarter from $9.0 million for the same quarter last year.  Earnings per diluted share decreased 20.5% to $0.31 in the 2013 quarter from $0.39 for the same quarter last year.

For the fiscal year ended June 30, 2013, revenue increased 2.4% to $613.6 million in 2013 from $599.0 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 2.9% to $489.0 million in 2013 from $475.1 million for the same period last year. Net income increased 7.1% to $27.3 million in 2013 from $25.5 million for the same period last year.  Earnings per diluted share increased 4.5% to $1.17 in 2013 from $1.12 for the same period last year.

Paul Will, President and Chief Executive Officer, made the following comments: “We are pleased with our overall improvement in our operating statistics.  The increase in average seated tractor count of 146, or 5.6%, to 2,770 in the June 2013 quarter compared with 2,624 in the March 2013 quarter was a significant operating metric improvement that resulted in increased revenue for the quarter.  This increase was a result of expanding our recruiting efforts at terminal locations, having established a driving school and training program at our Indianapolis headquarters as well as the previously announced Hyndman acquisition which was completed in May 2013.  Our average revenue per tractor per week increased $43, or 1.5%, to $2,941 in the June 2013 quarter, from $2,898 in the March 2013 quarter.  In addition, our average revenue per loaded mile increased to $1.59 per mile in the June 2013 quarter from $1.55 in the June 2012 quarter.

“The average age of the Company’s tractor fleet was 1.4 years as of June 2013, compared to 1.5 years as of June 2012 and the average age of the trailer fleet was 2.2 years as of June 2013 compared with 2.8 years as of June 2012.  Gains on sales of assets were $0.6 million in the June 2013 quarter compared with $3.2 million in the June 2012 quarter.  The Company has completed its current tractor and trailer refresh cycle.

“We believe we have put in place a lean cost structure, upgraded and expanded the fleet to one of the newest in the industry, broadened service offerings to customers, and positioned the Company to allow it to expand margins and profitability.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At June 30, 2013, we had $225.7 million of stockholders' equity and our earnings before interest, taxes, depreciation and amortization was $27.7 million in the current June 2013 quarter.  Our increased cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On July 28, 2013, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending June 30, 2013.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on October 18, 2013 to shareholders of record at the close of business on October 4, 2013.

Conference Call Information

An investor conference call is scheduled for Tuesday, July, 30, at 11:00 a.m. ET.  Management will discuss the results of the quarter.  To listen and participate in a questions-and-answers exchange, simply dial 855-410-0553 (or 646-583-7389) pin number 720996 a few minutes prior to the start time.  A replay will be available through August 30 at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the year ended
	June 30,		June 30,
	2013	2012	2013	2012

REVENUE:
Revenue, before fuel surcharge	$131,388	$124,286	$489,035	$475,116
Fuel surcharge revenue	31,213	33,198	124,613	123,836
Total revenue	162,601	157,484	613,648	598,952

OPERATING EXPENSES:
Salaries, wages, and employee benefits	43,111	42,106	165,485	158,948
Fuel	34,124	39,425	143,807	156,207
Purchased transportation	35,953	27,597	125,741	108,866
Revenue equipment rentals	1,670	1,749	6,973	5,986
Operations and maintenance	8,979	9,079	32,669	39,189
Insurance and claims	4,267	3,653	15,251	13,899
Depreciation and amortization	14,763	11,707	50,766	47,214
Communications and utilities	1,384	1,310	5,408	4,292
Operating taxes and licenses	2,693	2,672	10,451	10,308
General and other operating	2,752	2,250	8,420	7,284
Total operating expenses	149,696	141,548	564,974	552,193

Operating income	12,905	15,936	48,672	46,759

Interest expense	1,188	1,395	4,931	5,684
Interest income	0	0	0	(56)
Other (income) expense, net	(315)	285	(994)	(412)
Income before income taxes	12,032	14,256	44,735	41,543
Income tax expense	4,788	5,291	17,471	16,007
Net income	$7,244	$8,965	$27,264	$25,536

Income per common share:
Diluted	$0.31	$0.39	$1.17	$1.12
Basic	$0.32	$0.40	$1.20	$1.15

Diluted weighted average shares outstanding	23,617	23,140	23,393	22,872
Basic weighted average shares outstanding	22,861	22,356	22,640	22,264

Key Operating Statistics

	For the three months ended		For the year ended
	June 30,		June 30,
	2013	2012	2013	2012
Average revenue per loaded mile (*)	$1.588	$1.554	$1.563	$1.535
Average revenue per total mile (*)	$1.404	$1.383	$1.390	$1.367
Average revenue per tractor per week (*)	$2,941	$2,928	$2,891	$2,876
Average miles per seated tractor per week(**)	2,081	2,096	2,061	2,098
Average seated line-haul tractors (**)	2,770	2,808	2,707	2,705
*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2013 and June 30, 2012
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	June 30,	June 30,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	1,315	33,646
Trade receivables, net of allowance for doubtful accounts of $919 and $1,007 at June 30, 2013 and June 30, 2012, respectively	77,623	67,615
Prepaid expenses and other current assets	13,434	10,910
Tires in service	1,246	1,805
Equipment held for resale	9,923	7,908
Income Tax Receivable	3,193	---
Deferred income taxes	4,340	4,160
Total current assets	111,074	126,044
Property and equipment	612,236	483,327
Less accumulated depreciation and amortization	115,366	112,871
Net property and equipment	496,870	370,456
Tires in service	1,785	2,487
Goodwill	17,730	16,702
Investment in unconsolidated companies	4,603	3,491
Other assets	2,785	1,531
Total assets	$634,847	$520,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	10,401	7,734
Accrued salaries and benefits	11,197	13,854
Accrued insurance and claims	10,092	10,138
Accrued fuel expense	7,461	6,029
Other accrued expenses	20,070	17,911
Current maturities of capital lease obligations	25,669	45,135
Income taxes payable	(0)	1,483
Total current liabilities	84,890	102,284
Capital lease obligations, net of current maturities	190,625	185,436
Long term debt, net of current maturities	78,137	---
Deferred income taxes	55,506	38,210
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,886 and 23,984 shares at June 30, 2013 and June 30, 2012, respectively	788	791
Treasury stock at cost; 696 and 1,155 shares at June 30, 2013 and June 30, 2012, respectively	(4,811)	(7,966)
Additional paid-in capital	103,749	101,154
Retained earnings	131,224	105,765
Accumulated other comprehensive loss	(5,261)	(4,963)
Total stockholders' equity	225,689	194,781
Total liabilities and stockholders' equity	$634,847	$520,711

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